Attachment A / Pegasus Communications Corp. ("Pegasus" or "the Company")

SUMMARY #1 (previously reported on the Form 4's filed April 15, 2004): On May 5, 2000, Pegasus acquired Golden Sky Holdings, Inc. As a result of this acquisition, the reporting entities, Alta Subordinated
Debt Partners III, L.P. ("Alta Sub Debt III"), Alta Communications VI, L.P. ("Alta VI") and Alta Comm S
by S, LLC ("Alta S by S"), as shareholders of Golden Sky, were issued shares of Pegasus' Class A
Common Stock. Also in connection with the acquisition, these Golden Sky shareholders (the three entities listed above) and entities affiliated with Spectrum Equity Investors ("Spectrum") and Fleet Venture
Resources ("Fleet") entered into an amended and restated Voting Agreement dated May 5, 2000. As parties to this agreement, they may be deemed to share voting power with respect to the shares owned by these shareholders. Alta Sub Debt III, Alta VI and Alta S by S disclaim all beneficial ownership of the shares held by Spectrum and Fleet. Please refer to this Amended Voting Agreement which was filed as an exhibit to the Schedule 13D and received by the SEC on 5/15/00.

       At April 14, 2004, the beneficial ownership, giving effect to any stock distribution activities and related to the entities who are still party to the Voting Agreement, is as follows (share amounts reflect the
10-for-1 reverse split effected 12/31/02):

Voting Agreement Party
Common Shares

Alta Subordinated Debt Ptrs III, L.P.
112,910

Alta Communications VI, L.P.
187,803

Alta Comm S by S, LLC
4,277

Entities affiliated with Pegasus
1,219,073

1,542,063
Total common shares (as
reported on the Company's
10-K filed on 3/15/04)

       Burr, Egan, Deleage & Co. directly or indirectly provides investment advisory services to various venture capital funds including Alta Sub Debt III. The General Partner of Alta Sub Debt III exercises sole voting and investment power with respect to the securities held by the fund.

       Alta Communications, Inc. directly or indirectly provides investment advisory services to several venture capital funds including Alta VI and Alta S by S. The respective general partner of Alta VI and the members of Alta S by S exercise sole voting and investment powers with respect to the securities held by the funds.

       The General Partners of Alta Subordinated Debt Management III, L.P. (which is the general partner of Alta Sub Debt III) may be deemed to share voting and investment powers for the securities held by the fund. Likewise, the General Partners of Alta Communications VI Management Partners, L.P. (which is the general partner of Alta VI) and the members of Alta S by S may be deemed to share voting and investment powers with respect to the securities held by these respective funds. These general partners and members disclaim beneficial ownership of all such securities held by the fund except to the extent of their proportionate pecuniary interests therein.

       On April 15, 2004, the aforementioned Voting Agreement was terminated. Also on April 15,
2004, all shares of Alta Sub Debt III were distributed to its 1) general partner, Alta Subordinated Debt
Management III L.P. (which received 17,299 shares) and 2) its various limited partners (which received
95,611 shares). Also on this date, all shares held by Alta VI were distributed to its 1) general partner, Alta
Communications VI Management Partners, L.P. (which received 27,337 shares) and 2) its various limited partners (which received 160,466 shares). As a result of these distributions, there are no longer any shares held in either of the funds' names. Alta S by S continues to be the beneficial owner of 4,277 shares.

       Mr. Robert Benbow, a director of the Company, is a General Partner of Alta Subordinated Debt
Management III, L.P. and also a General Partner of Alta Communications VI Management Partners, L.P.
As a general partner of these two funds, he may be deemed to share voting and investment powers with respect to the shares held by each fund. Mr. Benbow disclaims beneficial ownership of the shares held by these funds except to the extent of his proportionate pecuniary interests therein. Mr. Benbow disclaims beneficial ownership to all the shares held by Alta S by S. Mr. Benbow also owned Director's Stock
Options totaling 23,515 shares (post-split) of Common Stock as of 4/15/04. Mr. Benbow resigned from the
Board of Directors on April 15, 2004. On July 12, 2004, Mr. Benbow exercised and sold 6,874 in-the-
money options before they were terminated (please see the Form 4 filed on July 13, 2004).

SUMMARY #2

 On July 15, 2004, Alta Subordinated Debt Management III, L.P. and Alta Communications VI
Management Partners, L.P. distributed their shares to their respective partners and both entities no longer hold any shares. As a result of these distributions, Mr. Benbow, a former director, received the following shares of which he is the beneficial owner:

Entity Name
Share Amount
Robert F. Benbow, as an individual
   557 shares
The Robert Benbow Living Trust Dtd 1/27/1993
8,086 shares

8,643 shares total

Mr. Benbow may still be subject to Section 16 obligations.